EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET REPORTS OCTOBER 2003 PERFORMANCE

            HOUSTON, Nov. 3, 2003 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in October 2003 for its Continental Express operating fleet.

            During the month, ExpressJet flew 551.2 million revenue passenger miles (RPMs), up 58.6 percent versus October 2002, and 53,726 block hours, compared with 41,618 block hours in October 2002.  Capacity increased 43.0 percent to 784.3 million available seat miles (ASMs) in October 2003, compared with October 2002. ExpressJet's load factor increased to 70.3 percent in October 2003, a record October load factor and a 7.0 point improvement over October 2002. The company operated 31,645 flights in October 2003, versus 27,322 flights in October 2002.

            Also in October, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 99.4 percent. In October 2002, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 99.1 percent.

            During the month, ExpressJet accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 220 jets.

            ExpressJet Airlines, Air Transport World’s 2003 Regional Airline of the Year, operates as Continental Express, the regional jet affiliate of Continental Airlines. With service to 127 destinations in the United States, Canada, Mexico and the Caribbean, Continental Express operates all of Continental’s regional jet service from its hubs in Houston, New York and Cleveland. Continental Express offers customers efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines. ExpressJet Airlines, which employs more than 6,000 people, is owned by ExpressJet Holdings, Inc. For more information, visit expressjet.com.

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EXPRESSJET REPORTS OCTOBER 2003 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

OCTOBER	2003		2002		Change

Revenue Passenger Miles (000)	551,200		347,460		58.6	Percent

Available Seat Miles (000)	784,348		548,575		43.0	Percent

Passenger Load Factor	70.3	Percent	63.3	Percent	7.0	Points

Block Hours	53,726		41,618		29.1	Percent

Departures	31,645		27,322		15.8	Percent

YEAR-TO-DATE	2003		2002		Change

Revenue Passenger Miles (000)	4,690,474		3,222,436		45.6	Percent

Available Seat Miles (000)	6,892,982		5,103,655		35.1	Percent

Passenger Load Factor	68.0	Percent	63.1	Percent	4.9	Points

Block Hours	486,682		411,974		18.1	Percent

Departures	293,250		262,211		11.8	Percent

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